NEWS
RELEASE
Contact:                Scott A. McCurdy
Vice President and CFO
Geokinetics Inc.
(713) 850-7600
(713) 850-7330 FAX

FOR IMMEDIATE RELEASE

 GEOKINETICS REPORTS RECORD QUARTERLY
AND SIX-MONTH RESULTS

International Operations Drive Significant Increases in Revenues, EBITDA and Earnings
Company Reduces Debt

HOUSTON, TEXAS, August 6, 2009 (PR Newswire) – Geokinetics Inc. (NYSE AMEX: GOK) announced today financial results of operations for the three and six months ending June 30, 2009.

Highlights for the quarter ended June 30, 2009 include:
•	Revenue increased 28% from the second quarter of 2008 to $144.8 million.
•	EBITDA (a non-GAAP financial measurement, defined below) increased 140% from the second quarter of 2008 to $29.8 million.
•	Income Applicable to Common Stockholders rose to $1.3 million, or $0.12 per share, compared to a loss of $1.8 million, or ($0.18) per share, for the three months ended June 30, 2008.

Highlights for the six months ended June 30, 2009 include:
•	Revenue increased 25% from the first six months of 2008 to $291.8 million.
•	EBITDA (a non-GAAP financial measurement, defined below) increased 78% from the first six months of 2008 to $55.1 million.
•
Income Applicable to Common Stockholders increased 612% from the first six months of 2008 to $5.3 million, or $0.50 per share, compared to $0.7 million, or $0.07 per share, for the six months ended June 30, 2008.

GEOKINETICS INC. (NYSE Amex: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

Additionally:
•
The Company invested $20.6 million in the first half of 2009 (including $10.7 million in the second quarter), primarily to increase its international surveying and drilling capacity for crews relocating from North America.  In addition, the Company is purchasing new specialized vessels, which will be deployed on future projects to maximize productivity in the high-value market for shallow water seismic data acquisition.

•
The Company’s backlog on June 30, 2009 was approximately $318 million, as compared to $413 million on June 30, 2008 and $416 million at March 31, 2009.  Current backlog is largely composed of multiple long-term international contracts in their middle stages, which have strong potential for additional follow-on work; therefore additional awards are not expected until the current contracts are closer to completion.

•
The Company reduced its debt, net of cash, cash equivalents and restricted cash, by $28.5 million during the three months ended June 30, 2009. As of June 30, 2009, total debt to book capital was 24.9%, as compared to 34.5% at June 30, 2008 and 30.0% at March 31, 2009.

Management Comment

Richard F. Miles, President and Chief Executive Officer, said: “Despite a challenging commodities environment, Geokinetics delivered record second quarter and six month revenues, EBITDA and earnings. Our international data acquisition segment, which includes our industry leading shallow water bottom laid cable operations, have continued to drive our improving growth and profitability.  Our customers include national oil companies and international oil companies with long-term planning horizons and strategic investment considerations.  As our average project size increases, we have seen and continue to expect our backlog to rise and fall as long-term jobs are fulfilled over time and then eventually replenished with additional work as we bring projects to completion.  Increased operating efficiencies from our international crews in the first half of 2009, resulted in record margins.  While this will result in a temporary decline in activity levels in the short-term as we have accelerated our backlog, we expect follow-on awards for our crews coming off long-term contracts.  International demand for our services remains strong and we remain optimistic about our prospects for 2010.”

“In North America, demand for land seismic services has continued to decline in response to low natural gas prices and the struggling economy.  As a result, we further reduced our crew count in the United States from six to four crews in the second quarter of 2009.  We expect to continue to operate at these levels in the near term, primarily in the shale plays.  The equipment from these crews has been repositioned overseas and allocated among our remaining U.S. crews.  Our large 15,000 channel crew working in the Marcellus Shale, on a project where we will retain joint ownership of the data has been highly successful and we expect to begin realizing data sales later this year.  Our data processing segment continues to make technological advances and we expect to continue to develop new products and services to help our customers.  In addition, our global strategy and presence has enabled us to quickly deploy assets to the markets where they have the potential to earn the highest returns.”

“Significant investments made in the last couple of years to increase recording channel capacity, increase the size of our transition zone fleet and Ocean Bottom Cable (OBC) capacity, have resulted in higher revenues and better margins.  With those significant investments behind us, we have been able to reduce our debt and expect to fund the remainder of our 2009 capital budget of $37 million out of cash flow from operations.  In addition, we have taken certain measures to reduce our costs in response to market conditions and will continue to proactively manage our business in response to rapidly changing market conditions.”

GEOKINETICS INC. (NYSE Amex: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

Three Months Results

Selected information by segment is included below (all data in millions except for Gross Margin percentages):

Three months ended June 30, 2009:

                        Data Acquisition
North America     International     Data Processing     Consolidated
Revenues                                       $ 18.1                   $ 124.2                      $ 2.5                    $ 144.8
Direct operating costs                    14.7                       85.6                           2.2                 102.5
Gross Margin %                              19%                       31%                          12%                    29%

Three months ended June 30, 2008:

                        Data Acquisition
North America     International     Data Processing     Consolidated
Revenues                                       $ 44.1                     $ 66.4                     $ 3.1                      $ 113.6
Direct operating costs                    33.8                        55.5                         2.3                     91.6
Gross Margin %                               23%                       16%                        26%                        19%

Revenue increased 28% in the three months ended June 30, 2009, compared to the same period of 2008.  Revenue increases were driven by strong demand for international data acquisition services, increased recording capacity resulting from the Company’s extensive capital investment program in 2008 and improved operating efficiencies resulting in the acceleration of work from the third and fourth quarters.  International revenue improvements were partially offset by decreased revenues in North America as the result of lower activity levels, resulting from decreasing demand in that region.

Direct operating costs increased 12% in the three months ended June 30, 2009, compared to the same period of 2008 as a result of higher overall activity levels.  The Company’s gross margin (excluding depreciation and amortization and general and administrative expenses) for consolidated operations was 29% in the second quarter of 2009, compared to 19% in the same period of 2008.  International gross margins improved due to increased operating efficiencies and increased utilization of the Company’s shallow water crews.  North America gross margins worsened due to significantly reduced demand and activity levels.  Data processing gross margins declined due to pricing pressure resulting from reduced demand and slightly lower activity levels.

GEOKINETICS INC. (NYSE Amex: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

EBITDA (as defined below) increased 140% to $29.8 million for the second quarter of 2009, compared to $12.4 million in the second quarter of 2008.  EBITDA improved as a result of increased activity and higher margins in international markets, especially in high-margin shallow water markets.  EBITDA was negatively impacted by severances of approximately $0.2 million, or $0.02 per diluted share, incurred during the second quarter of 2009, incurred primarily to reduce the Company’s overhead structure as a result of reduced activity levels in North America.

The Company had income applicable to common stockholders of $1.3 million, or $0.12 per diluted share, in the second quarter of 2009, compared to a loss of ($1.8) million or ($0.18) per diluted share for the same quarter in 2008.  This was primarily the result of international operational improvements mentioned above offset by higher depreciation and amortization expense resulting from the Company’s extensive capital expenditure program in 2008, significantly increased foreign income taxes as a result of increased profitability in certain of the Companies taxable locations and higher dividends resulting from the sale of additional shares of preferred stock in July 2008.

Six Months Results

Selected information by segment is included below:

Six months ended June 30, 2009:

                        Data Acquisition
North America     International     Data Processing     Consolidated
Revenues                                     $   54.0                    $ 232.5                  $ 5.3                         $ 291.8
Direct operating costs                    43.1                       163.2                     4.4                       210.7
Gross Margin %                              20%                         30%                    17%                           28%

     Six months ended June 30, 2008:

                        Data Acquisition
North America     International     Data Processing     Consolidated
Revenues                                     $ 105.8                   $ 121.9                    $ 6.0                       $ 233.7
Direct operating costs                     80.9                       98.5                       4.6                     184.0
Gross Margin %                               24%                       19%                      23%                          21%

Revenue increased 25% in the six months ended June 30, 2009, compared to the same period of 2008.  Revenue increases were driven by strong demand for international data acquisition services, increased recording capacity resulting from the Company’s extensive capital investment program in 2008 and improved operating efficiencies resulting in the acceleration of work from the third and fourth quarters.  International revenue improvements were partially offset by decreased revenues in North America as the result of lower activity levels, resulting from decreasing demand in that region.

GEOKINETICS INC. (NYSE Amex: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

Direct operating costs increased 15% in the six months ended June 30, 2009, compared to the same period of 2008 as a result of higher overall activity levels.  The Company’s gross margin (excluding depreciation and amortization and general and administrative expenses) for consolidated operations was 28% in the first half of 2009, compared to 21% in the same period of 2008.  International gross margins improved due to increased operating efficiencies and increased utilization of the Company’s shallow water crews.  North America gross margins worsened due to significantly reduced demand and activity levels.  Data processing gross margins declined due to pricing pressure resulting from reduced demand and slightly lower activity levels.

EBITDA (as defined below) increased 78% to $55.1 million for the first six months of 2009, compared to $30.9 million in the first half of 2008.  EBITDA improved as a result of increased activity and higher margins in international markets, especially in high-margin shallow water markets.  EBITDA was negatively impacted by severances of approximately $1.1 million, or $0.11 per diluted share, incurred during the first half of 2009, incurred primarily to reduce the Company’s overhead structure as a result of reduced activity levels in North America.

The Company increased its income applicable to common stockholders by 612% to $5.3 million, or $0.50 per diluted share, in the first six months of 2009, compared to $0.7 million or $0.07 per diluted share for the same quarter in 2008.  This was primarily the result of international operational improvements mentioned above offset by higher depreciation and amortization expense resulting from the Company’s extensive capital expenditure program in 2008, increased foreign income taxes and higher dividends resulting from the sale of additional shares of preferred stock in July 2008.

Backlog Remains Strong

Geokinetics’ backlog at June 30, 2009 was approximately $318 million, down 23% from $413 million at June 30, 2008 and down 24% from $416 million at March 31, 2009.  Approximately $292 million or 92% of current backlog is related to international business (excluding Canada), with the remaining $26 million or 8% in North America ($21 million of which is attributable to the United States).  The Company continues to see high levels of interest for its services internationally, especially in shallow water environments and for NOCs targeting oil prospects.  Of the Company’s international backlog, approximately $245 million or 84% is with NOCs or partnerships including NOCs.  Approximately $89 million of the international backlog or 30% is in shallow water transition zones and OBC environments.

Capital Investments

In the first six months of 2009, the Company made additional investments in equipment to meet demand, improve seismic image quality and upgrade its enterprise information systems.  A total of $20.6 million was invested (including $10.7 million in the second quarter) out of the Company’s 2009 capital expenditure budget of $37.3 million.  Significant investments made during the period include new drilling and surveying equipment for its international operations, primarily for crews relocating from North America and new special purpose, highly transportable vessels and equipment for the Company’s shallow water operations which enables the Company to further capitalize on its investment in OBC and shallow water channel capacity.  These vessels are scheduled for delivery in the second half of 2009.

GEOKINETICS INC. (NYSE Amex: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

The continued investment in new, productivity-enhancing equipment and techniques are beginning to generate results. The Company’s investments are expected to generate returns through greater revenue generating capacity and profit-improving productivity throughout 2009 and into 2010.  As of June 30, 2009, the Company had approximately 95,750 stations of single-component and 8,250 stations of multi-component recording equipment, equating to total channel count of 122,500, an increase of  1% from 121,000 channels at June 30, 2008 and consistent with March 31, 2009.  Additional channels increase the Company’s revenue generating capacity through improved technology for higher resolution, the ability to operate larger, higher channel count crews and by reducing equipment downtime.

The Company expects the remainder of its 2009 capital investments to be targeted toward maintenance, additional special purpose vessels and other equipment to improve the efficiency of the Company’s shallow water operations, support equipment for long-term projects in South America and West Africa, new technologies for data processing and the continued integration of new information technology systems.

Selected Balance Sheet Data

Cash, cash equivalents and restricted cash totaled $22.6 million at June 30, 2009, of which $1.9 million was restricted cash.  Total debt at June 30, 2009 was $77.7 million with $30.4 million of that amount being current.  Total debt-to-book capitalization was 24.9% at June 30, 2009, as compared to 34.5% at June 30, 2008 and 30.0% at March 31, 2009.  The large decrease in debt as a percentage of book capitalization from the first quarter was primarily the result of reduced borrowings under the Company’s revolving credit facility as a result of improved collections and cash flow from operations during the quarter. The Company’s debt, net of cash, cash equivalents and restricted cash, decreased from the first quarter by $28.5 million.  The Company is in compliance with all debt covenants and the Company’s revolving credit facility is not due until May 2012.

Second Quarter Operations Review and Third Quarter 2009 Operational Outlook

The Company is providing this update to assist shareholders in understanding the operations of the Company in the second quarter of 2009 and the operational expectations for the third quarter of 2009.

International

Latin America – Operated four to seven crews during the second quarter, with an average of five and a half crews operating in Bolivia, Brazil, Colombia and Suriname.  The Company expects to operate two to four crews during the third quarter, with an average of three crews operating in Bolivia and Brazil.  The Company completed existing projects in Colombia and Suriname during the second quarter and will be redeploying this equipment for future projects during the third quarter.

GEOKINETICS INC. (NYSE Amex: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

EAME – Operated two to three crews during the second quarter, with an average of two and a half crews operating in Angola, Cameroon and Egypt.  The Company expects to operate two to three crews in the third quarter, with an average of two and a half crews operating in Angola and Egypt.  The Company expects to commence work with a second crew in Angola mid-quarter, on a project that is expected to last in excess of one year.  In addition, the Company’s OBC crew in Angola is expected to operate at a reduced rate for approximately one month of the third quarter as one of its major vessels is in dry dock.

Australasia / Far East – Operated one to two crews during the second quarter, with an average of one and a half crews operating in Bangladesh and Malaysia.  The Company expects to operate one to three crews during the third quarter, with an average of one and a half crews operating in Australia, Bangladesh and Malaysia.  The Company’s transition zone crew in Malaysia completed work mid second quarter and will recommence on a land project mid third quarter that is expected to last into early 2010.

North America

United States - Operated an average of four crews during the quarter, with a further reduction in the Company’s United States crew count.  The Company shut down one crew early in the second quarter and an additional crew during the quarter to reduce the current crew count to four.  The Company expects to continue to operate four crews during the third quarter. Equipment from the inactive crews has been or will be deployed to active crews in the United States or used internationally.

In the middle of the second quarter, the Company commenced operations with a 15,000 channel crew on a data library project in the Marcellus Shale in Pennsylvania.  The data acquired on this data library project will be jointly owned by the Company and its customer, and as such will be accounted for as an investment with all costs deferred and amortized against the Company’s share of future data license revenues.  The Company will not recognize any revenue until the delivery of processed data. The Company does not expect to earn any license revenues until the latter part of 2009; however, the Company expects that license revenues already committed will be sufficient to cover the Company’s share of up-front cash costs for data acquisition.

Canada - Operated one crew for half a month during the second quarter during the Canadian spring breakup period, while reducing idle costs and redeploying assets internationally.  The Company expects to operate one crew for approximately half of the third quarter.

Below are condensed Consolidated Statements of Results of Operations and Balance Sheets.  More detailed information is available in the Company’s Form 10-Q for the three and six months ended June 30, 2009 and as of June 30, 2009 which will be filed by August 10, 2009.

GEOKINETICS INC. (NYSE Amex: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

	For the Three Months Ended June 30,
	2009	2008
	(In thousands, except per share amounts)
Revenue	$144,840	$113,579

Expenses:
Operating expenses	102,483	91,567
General and administrative	12,604	9,586
Depreciation and amortization	12,867	11,787
Total expenses	127,954	112,940
Other gain (loss), net	(543)	293
Income from operations	16,343	932

Other income (expense):
Interest expense, net	(1,617)	(1,456)
Other	250	172
Total other income (expense)	(1,367)	(1,284)
Income (loss) before income taxes	14,976	(352)
Provision for income taxes	11,593	193
Net income (loss)	3,383	(545)
Preferred stock dividend and accretion costs	2,066	1,301
Income (loss) applicable to common stockholders	$1,317	$(1,846)

Income (loss) per common share – basic	$0.12	$(0.18)
Income (loss) per common share – diluted	$0.12	$(0.18)

Weighted average common shares outstanding _- basic	10,579	10,519
Weighted average common shares outstanding – diluted	10,579	10,519

	For the Six Months Ended June 30,
	2009	2008
	(In thousands, except per share amounts)
Revenue	$291,758	$233,733

Expenses:
Operating expenses	210,713	183,982
General and administrative	25,908	18,888
Depreciation and amortization	25,364	22,778
Total expenses	261,985	225,648
Other gain (loss), net	(736)	212
Income from operations	29,037	8,297

Other income (expense):
Interest Expense, net	(3,096)	(2,777)
Other	226	(489)
Total other income (expense):	(2,870)	(3,266)
Income before income taxes	26,167	5,031
Provision for income taxes	16,798	1,713
Net income	9,369	3,318
Preferred stock dividend and accretion costs	4,093	2,577
Income applicable to common stockholders	$5,276	$741

Income per common share – basic	$0.50	$0.07
Income per common share – diluted	$0.50	$0.07

Weighted average common shares outstanding - basic	10,576	10,500
Weighted average common shares outstanding – diluted	10,576	10,583

	June 30,	December 31,
	2009	2008

Cash and Cash Equivalents	$20,710	$13,341
Restricted Cash	1,875	9,921
Accounts Receivable (Net)	117,678	91,753
Other Current Assets	24,800	35,786
Total Current Assets	165,063	150,801
Property and Equipment (Net)	199,761	205,285
Goodwill	73,414	73,414
Other Assets	15,450	10,216

Total Assets	$453,688	$439,716

Current Portion of Debt	$30,361	$33,096
Other Current Liabilities	127,564	110,620
Total Current Liabilities	157,925	143,716
Long-term Portion of Debt	47,373	57,850
Other Non-Current Liabilities	13,639	13,608

Mezzanine Equity: Preferred Stock	98,956	94,862

Total Stockholders’ Equity	135,795	129,680

Total Liabilities, Mezzanine & Stockholders’ Equity	$453,688	$439,716

GAAP Reconciliation

The Company defines EBITDA as Net Income before Taxes, Interest, Other Income (Expense) (including foreign exchange gains/losses, gains/losses on sale of equipment and insurance proceeds, warrant expense and other income/expense), and Depreciation and Amortization.  EBITDA is not a measure of financial performance derived in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered in isolation or as an alternative to net income as an indication of operating performance.  See below for reconciliation from Income Applicable to Common Stockholders to EBITDA amounts referred to above:

	For the Three Months Ended June 30,
	2009	2008
	(In thousands)
Income (Loss) Applicable to Common Stockholders	$1,317	$(1,846)
Preferred Stock Dividends and Accretion Costs	2,066	1,301
Net Income (Loss)	3,383	(545)
Provision for Income Taxes	11,593	193
Interest Expense, net	1,617	1,456
Other Expense (Income) (as defined above)	293	(465)
Depreciation and Amortization	12,867	11,787
EBITDA	$29,753	$12,426

	For the Six Months Ended June 30,
	2009	2008
	(In thousands)
Income Applicable to Common Stockholders	$5,276	$741
Preferred Stock Dividends and Accretion Costs	4,093	2,577
Net Income	9,369	3,318
Provision for Income Taxes	16,798	1,713
Interest Expense, net	3,096	2,777
Other Expense (as defined above)	510	277
Depreciation and Amortization	25,364	22,778
EBITDA	$55,137	$30,863

Conference Call and Webcast Information

Geokinetics has scheduled a conference call and webcast on Friday, August 7, 2009, beginning at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss its second quarter 2009 financial and operational results.  The webcast may be accessed online through Geokinetics’ website at www.geokinetics.com in the Investor Relations section.  A limited number of telephone lines will also be available to participants ten minutes prior to the start of the webcast by dialing (877) 407- 9210 for domestic or (201) 689-8049 for international.

A replay of the webcast will be available online at www.geokinetics.com in the Investor Relations section and at www.investorcalendar.com.  A telephone audio replay will also be available through August 21, 2009, by dialing (877) 660-6853 for domestic or (201) 612-7415 for international, account #286 and conference ID #327832.  If you have any questions regarding this procedure, please contact Diane Anderson at (713) 850-7600.

About Geokinetics Inc.

Geokinetics Inc., based in Houston, Texas, is a leading international provider of seismic data acquisition and high-end seismic data processing services to the oil and gas industry.  Geokinetics operates in some of the most challenging locations in the world from mountainous jungles, swamps and surf transition zones and ocean bottom environments. More information about Geokinetics is available at www.geokinetics.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity, business strategy, related financial performance and statements with respect to future events.  These statements are based on certain assumptions made by Geokinetics based on management's experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations, reductions in oil and gas prices, the continued disruption in worldwide financial markets, impact from severe weather conditions and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company's reports filed with the Securities and Exchange Commission. Backlog consists of written orders and estimates of Geokinetics’ services which it believes to be firm, however, in many instances, the contracts are cancelable by customers so Geokinetics may never realize some or all of its backlog, which may lead to lower than expected financial performance.

Although Geokinetics believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will be correct.  All of Geokinetics’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Geokinetics undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.